Exhibit 5.1

King & Spalding LLP 1100 Louisiana, Suite 4100 Houston, TX 77002 Tel: +1 713 751 3200 Fax: +1 713 751 3290 www.kslaw.com
December 6, 2024

Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077-2099
Ladies and Gentlemen:
We have acted as counsel for Sysco Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 12,000,000 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), issuable pursuant to the Sysco Corporation 2025 Employee Stock Purchase Plan (the “2025 ESPP”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below including, without limitation: (a) the restated certificate of incorporation of the Company, as amended; (b) the amended and restated bylaws of the Company, as amended; (c) certain resolutions adopted by the board of directors of the Company; and (d) the 2025 ESPP.

In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and when, and if, issued by the Company pursuant to the terms and conditions of the 2025 ESPP against receipt of payment therefor (not less than the par value) will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ King & Spalding LLP
King & Spalding LLP